Exhibit 11

                        PRAXAIR, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
           (Millions of dollars except share and per share amounts)




                           Quarter ended June 30,    Six Months ended June 30,
                          ------------------------   -------------------------
                             1997         1996           1997          1996
                          -----------  -----------    -----------  -----------
Net income                $       107  $        81    $       209  $        98

Weighted average common
 shares and common
 stock equivalents:
Weighted average common
 shares outstanding       158,275,940  155,307,282    158,198,456  148,734,209
Dilutive effect of
 convertible debt             154,378      154,378        154,378      154,378
Dilutive effect of
 stock options              6,111,288    6,218,360      6,118,729    6,192,393
                          -----------  -----------    -----------  -----------
                          164,541,606  161,680,019    164,471,563  155,080,980

Earnings per share        $      0.65  $      0.50    $      1.27  $      0.63